Exhibit 10.1

MONSTER WORLDWIDE, INC.
622 THIRD AVENUE
NEW YORK, NY 10017

September 8, 2005

Mr. Steven Pogorzelski

45 Johnson Drive

Holliston, MA 01746

Dear Steve:

This will confirm our understanding and agreement with respect to your employment as Group President – International, of Monster Worldwide, Inc. (the “Company”) effective as of September 12, 2005.  You and the Company hereby agree as follows:

1.                                       Effective as of September 12, 2005, the Company agrees to employ you and you agree to be employed by the Company as Group President – International, with such duties and responsibilities with respect to the Company and its Affiliates (as defined below) as the Company’s Chief Operating Officer (“COO”) or such other person from time to time designated by the COO to deal with matters related to this agreement (the “Designee”) shall reasonably direct.  You agree to devote your best efforts, energies, abilities and full business time, skill and attention to your duties.  You agree to perform the duties and responsibilities assigned to you to the best of your ability, in a diligent, trustworthy, businesslike and efficient manner for the purpose of advancing the business of the Company and its Affiliates and to adhere to any and all of the employment policies of the Company. You acknowledge and agree that through December 31, 2005, you shall also continue to be responsible for the performance of the Company’s Monster Division - North America and shall provide any and all assistance relating thereto as shall reasonably be directed by the COO or the Designee, including but not limited to assistance relating to the transition of duties to the new President of the Company’s Monster Division – North America. You will based out of the Monster, Inc.’s Massachusetts based headquarters, but you further understand and agree that since the responsibilities of your new position are outside of North America, your new position will require substantial amounts of travel to destinations outside of North America, including regular travel to Europe and Asia-Pac.

2.                                       In consideration for your services and other agreements hereunder, during your employment in this position the Company shall (a) pay you a base salary (the “Base Salary”) of US $500,000 per year (prorated for periods of less than a full year) in regular installments in accordance with the Company’s payroll practice for salaried employees, (b) provide you with medical, dental and disability coverage, if any, and 401(k) Plan, life insurance and other benefit plan eligibility, if any, comparable to that regularly provided to other senior management in accordance with the Company’s policies, (c) provide you with 4 weeks paid vacation per year in accordance with the Company’s policies (prorated for periods of less than a full year) and public holidays based on the Company’s policies for employees based in Massachusetts, and (d) provide you with the opportunity to earn annual performance based bonuses (“Performance Based Bonuses”) in amounts determined by and on the basis of satisfaction of such performance goals as are established by the Compensation Committee of the Board under the Company’s 1999 Long Term Incentive Plan (or any similar or successor plan) and/or the COO or the Designee within 90 days of the commencement of the applicable calendar year period (except that the bonus plan for the balance of 2005 shall continue to be the 2005 Monster Management Incentive Plan that is currently in effect for you, including the existing specific Monster division revenue and profit goals, Company EPS goals and individual MBOs). You will also be provided with a grant of shares of Common Stock of the Company, subject to the attainment of performance goals, vesting and other terms and conditions of the stock bonus agreement attached as Exhibit A hereto (the “Stock Bonus Agreement”). As you are aware, the Company is considering the possible adoption of a long-term equity plan for senior executive officers and if such plan is instituted you shall also be able to participate in that plan.

3.                                       You may terminate this agreement at any time upon 60 days’ prior written notice, provided that the Company may accelerate the effective date of any such termination by you to any date, including but not limited to the date on which such written notice is received by the Company.  The Company may terminate this agreement at any time upon written notice.  This agreement shall also terminate automatically in the event you should die or, in the reasonable determination of the Company, become unable to perform by reason of physical or mental incompetency your obligations hereunder for a period of 120 days in any 365 day period.  It is understood and agreed that in the event that this agreement is terminated (x) by the Company in accordance with the second sentence of this Section 3 other than for “Cause” (as defined below), (y) by you upon written notice within twelve months of a “Change in Control” (as defined below), then subject to (i) your execution and delivery of the Company’s then current form of separation agreement and general release applicable to similarly situated employees and (ii) the expiration of any rescission period provided thereby (without the rescission having been exercised), you shall, as your sole and exclusive remedy, be entitled to (i) receive as severance your then applicable Base Salary hereunder for a period of twelve months (the “Specified Period”), payable in regular installments in accordance with the Company’s applicable payroll practice for salaried employees and (ii) during the Specified Period, have the Company make available to you (and/or pay COBRA premiums on) medical and dental benefits on the same terms and conditions (including premium contribution terms) as would have been made available to you had you remained employed by the Company during such period.  Except as expressly provided in the preceding sentence or in Sections 4 or 6 below, in the event of the termination of this agreement or your employment for any reason, the Company shall have no further obligations to you hereunder or with respect to your employment from the effective date of termination.  “Cause” shall mean the occurrence of any one or more of the following events:  (i) your willful failure or gross negligence in performance of your duties or compliance with the reasonable directions of the COO or the Designee that remains unremedied for a period of twenty (20) days after the COO or the Designee has given written notice specifying in reasonable detail your failure to perform such duties or comply with such directions; (ii) your failure to comply with a material employment policy of the Company that remains unremedied for a period of twenty (20) days after the COO or the Designee has given written notice to you specifying in reasonable detail your failure to comply; (iii) your breach of any material obligation to the Company (whether under written agreement or otherwise) that remains unremedied for a period of twenty (20) days after the COO or the Designee has given written notice to you specifying in reasonable detail your breach; or (iv) your commission of (a) a felony, (b) criminal dishonesty, (c) any crime involving moral turpitude or (d) fraud.  In the event of any reduction in the gross amount of your Base Salary which (i) has not been approved by you and (ii) remains unremedied for a period of twenty (20) days after you have given written notice to the Company of such unauthorized reduction (a “Specified Event”), as your sole and exclusive remedy you may by written notice to the Company given within 2 months of the Specified Event advise the Company that you wish to treat the Specified Event as a termination without “Cause” and consequently the Specified Event shall be treated as a termination without “Cause” for purposes of this Section 3 (irrespective of whether or not that Specified Event would otherwise qualify as a termination without “Cause” under the definition of “Cause” provided in this Section 3).

4.                                       While the Company currently contemplates that your new position will last 3 years, the Company reserves the right to terminate it at any time in its sole and absolute discretion (subject to the provisions of Section 3 above). If and only if you remain in this new position until September 12, 2008, you may upon written notice delivered to the Company within 60 days after September 12, 2008 (the “Specified Notice”) request that the Company endeavor to find and offer you a different position based in Massachusetts or New York with comparable responsibilities with respect to North America and base salary to those which are contemplated by this agreement. In the event that the Company does not in such circumstances present you with such an opportunity within 3 months after the Specified Notice and you do not wish to accept any other position which the Company may offer you in its sole and absolute discretion within such 3 month period, as your sole and exclusive remedy you may by written notice to the Company given within 4 months of the Specified Notice advise the Company that you wish to treat such circumstances as a termination without “Cause” and consequently the such circumstances shall be treated as a termination without “Cause” for purposes of Section 3 hereof (irrespective of whether or not such circumstances would otherwise qualify as a termination without “Cause” under the definition of  “Cause” provided in Section 3 above).

5.                                       You acknowledge that you have not relied on any representation not set forth in this agreement.  You represent that you are free to enter into this employment arrangement and that you are not bound by any restrictive covenants or similar provisions restricting the performance of your duties hereunder.

6.                                       In the event of any Change in Control, any (x) remaining options to purchase Company Common Stock under the written stock option agreements between you and the Company dated October 18, 1999, August 2, 2000, October 11, 2000, November 1, 2001, April 10, 2003, February 9, 2004 and December 28, 2004, (y) remaining options to purchase Company Common Stock which may be granted to you by the Company in its sole and absolute discretion from time to time after the date hereof pursuant to written stock option agreements between you and the Company, and (z) remaining shares of restricted stock granted to you by the Company in its sole and absolute discretion from time to time on or after the date hereof pursuant to written stock bonus agreements between you and the Company (including but not limited to the shares covered by the Stock Bonus Agreement), in each case which have not theretofore vested, shall automatically and immediately become fully vested.  It is understood and agreed that the first sentence of this Section 6 is not intended to cover nor imply the terms and conditions of any long term equity plan for senior executive officers which may be instituted by the Company, including but not limited to the effect of any Change in Control on any interests you may from time to time have under any such plan, it being understood that in the event any such plan is in fact instituted, the complete terms and conditions thereof shall be set forth in a separate document and this agreement shall have no impact nor bearing on any such terms and conditions. For purposes hereof, the term “Change in Control” shall be deemed to occur if (1) there shall be consummated (A) any consolidation, merger or reorganization involving the Company, unless such consolidation, merger or reorganization is a “Non-Control Transaction” (as defined below) or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or (2) the stockholders of the Company shall approve any plan or proposal for liquidation or dissolution of the Company, or (3) any person (as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of more than 50% of the combined voting power of the Company’s then outstanding voting securities other than (a) a person who owns or owned shares of Class B Common Stock of the Company, (b) pursuant to a plan or arrangement entered into by such person and the Company, or (c) pursuant to receipt of such shares from a stockholder of the Company pursuant to such stockholder’s will or the laws of descent and distribution.  A “Non-Control Transaction” shall mean a consolidation, merger or reorganization of the Company where (1) the stockholders of the Company immediately before such consolidation, merger or reorganization own, directly or indirectly, at least a majority of the combined voting power of the outstanding voting securities of the corporation resulting from such consolidation, merger or reorganization (the “Surviving Corporation”), (2) the individuals who were members of the Board of the Company immediately prior to the execution of the agreement providing for such consolidation, merger or reorganization constitute at least 50% of the members of the Board of Directors of the Surviving Corporation, or a corporation directly or indirectly beneficially owning a majority of the voting securities of the Surviving Corporation and (3) no person (other than (a) the Company, (b) any subsidiary of the Company, (c) any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation or any subsidiary, or (d) any person who, immediately prior to such consolidation, merger or reorganization, beneficially owned more than 50% of the combined voting power of the Company’s then outstanding voting securities) beneficially owns more than 50% of the combined voting power of the Surviving Corporation’s then outstanding voting securities.

7.                                       (a)                                  Anything in this agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of you

(whether paid or payable or distributed or distributable pursuant to the terms of this agreement or otherwise, but determined without regard to any additional payments required under this Section 7) (a “Company Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties are incurred by you with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then you shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by you of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Company Payments.

(b)                                 For purposes of determining whether any of the Company Payments and Gross-Up Payments (collectively the “Total Payments”) will be subject to the Excise Tax and the amount of such Excise Tax, (i) the Total Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Code Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Company’s independent certified public accountants appointed prior to any change in ownership (as defined under Code Section 280G(b)(2)) or tax counsel selected by such accountants (the “Accountants”) such Total Payments (in whole or in part) either do not constitute “parachute payments,” represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the “base amount” or are otherwise not subject to the Excise Tax, and (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

(c)                                  For purposes of determining the amount of the Gross-Up Payment, you shall be deemed to pay U.S. federal income taxes at the highest marginal rate of U.S. federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of your residence for the calendar year in which the Company Payment is to be made, net of the maximum reduction in U.S. federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year. In the event that the Excise Tax is later determined by the Accountant or the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Gross-Up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest or penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.

(d)                                 The Gross-Up Payment or portion thereof provided for in subsection (c) above shall be paid not later than the thirtieth day following an event occurring which subjects you to the Excise Tax; provided, however, that if the amount of such Gross-Up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to you on such day an estimate, as determined in good faith by the Accountant, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code), subject to further payments pursuant to subsection (c) hereof, as soon as the amount thereof can reasonably be determined, but in no event later than the ninetieth day after the occurrence of the event subjecting you to the Excise Tax.

(e)                                  If any controversy arises between you and the Internal Revenue Service or any state or local taxing authority (a “Taxing Authority”) with respect to the treatment on any return of the Gross-Up Payment, or of any Company Payment, or with respect to any return which a Taxing Authority asserts should show an Excise Tax, including, without limitation, any audit, protest to an appeals authority of a Taxing Authority or litigation (“Controversy”), (i) the Company shall have the right to participate with you in the handling of such Controversy, (ii) the Company shall have the right, solely with respect to a Controversy, to direct you to protest or contest any proposed adjustment or deficiency, initiate an appeals procedure within any Taxing Authority, commence any judicial proceeding, make any settlement agreement, or file a claim for refund of tax, and (iii) you shall not take any of such steps without the prior written approval of the Company, which the Company shall not unreasonably withhold. If the Company so elects, you shall be represented in any Controversy by attorneys, accountants, and other advisors selected by the Company, and the Company shall pay the fees, costs and expenses of such attorneys, accountants, or advisors, and any tax liability you may incur as a result of such payment. You shall promptly notify the Company of any communication with a Taxing Authority, and you shall promptly furnish to the Company copies of any written correspondence, notices, or documents received from a Taxing Authority relating to a Controversy. You shall cooperate fully with the Company in the handling of any Controversy by furnishing the Company any information or documentation relating to or bearing upon the Controversy; provided, however, that you shall not be obligated to furnish to the Company copies of any portion of your tax returns which do not bear upon, and are not affected by, the Controversy.

(f) You shall pay over to the Company, with ten (10) days after receipt thereof, any refund you receive from any Taxing Authority of all or any portion of the Gross-Up Payment or Excise Tax, together with any interest you receive from such Taxing Authority on such refund. For purposes of this Section 6, a reduction in your tax liability attributable to the previous payment of the Gross-Up Payment or the Excise Tax shall be deemed to be a refund. If you would have received a refund of all or any portion of the Gross-Up Payment or the Excise Tax, except that a Taxing Authority offset the amount of such refund against other tax liabilities, interest, or penalties, you shall pay the amount of such offset over to the Company, together with the amount of interest you would have received from the Taxing Authority if such offset had been an actual refund, within ten (10) days after receipt of notice from the Taxing Authority of such offset.

8.                                       As a material inducement to the Company to enter into this agreement, you hereby expressly agree to be bound by the following covenants, terms and conditions.

(a)                                  You acknowledge that you now have and will continue to have and further develop extensive knowledge of the Business (as defined below) and that you have had and will continue to have access to the proprietary and confidential information used by the Company and its Affiliates in the Business and that if you were to compete with the Company or its Affiliates in the Business, great harm would come to the Company and its Affiliates. Accordingly, you covenant and agree that, through the date that is one year after the last day of your employment with the Company or any of its Affiliates (such last day of employment is sometimes referred to herein as the “Termination Date” and the period ending on the date which is one year after the Termination Date is sometimes referred to herein as the “Specified Period”), you will not, directly or indirectly, as employee, agent, consultant, stockholder, director, partner or in any other individual or representative capacity, own, operate, manage, control, engage in, invest in or participate in any manner in, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or entity), or otherwise assist any person or entity that engages in or owns, invests in, operates, manages or controls any venture or enterprise that directly or indirectly engages or proposes to engage in the Business anywhere in or into the any of the countries in or into which the Company or Affiliates do business as of the Termination Date. Notwithstanding the foregoing, nothing contained in this Section 8(a) shall prohibit you from owning not more than an aggregate of one percent (1%) of any class of stock of any company involved in the Business that is listed on a national securities exchange or traded in the over-the-counter market. As used herein, the term “Business” means (i) the recruitment advertising business, including without limitation the placement of help wanted advertisements in newspapers and on Internet job boards and the provision of advertising, marketing, communications and related services for human resource, recruiting or retention purposes, (ii) the Internet job board business, including without limitation the provision of an online medium for (1) the posting of job openings by organizations seeking employees and the viewing of such openings by individuals, and/or (2) the posting of resumes by individuals seeking positions with employers or other organizations and the viewing of such resumes by potential employers and staffing and other organizations, and (iii) any other business in which the Company or any of its Affiliates is involved as of the Termination Date. As used in this agreement, the term “Affiliate” means an affiliate of the Company within the meaning of Rule 405 under the Securities act of 1933, as amended.

(b)                                 Without limiting the provisions of Section 8(a) hereof, during your employment and the Specified Period, except prior to the Termination Date on behalf of the Company and its Affiliates in accordance with the terms of your employment, you will not, directly or indirectly, solicit or perform Business related services for, or interfere with or endeavor to entice away from the Company or any of its Affiliates, any client to whom the Company or any of its Affiliates provided services at any time during the then-preceding 12 months, or any prospective client to whom the Company or any of its Affiliates had made a formal presentation at any time during the then-preceding 12 months, and, during your employment and the Specified Period, you will not, directly or indirectly, hire, attempt to hire, solicit for employment or encourage the departure of any employee of the Company or any of its Affiliates of any individual who was employed by the Company or any of its Affiliates at any time during the then-preceding 12 months.

(c)                                  During the course of your relationship with the Company and its Affiliates, you have had and will continue to have access to trade secret, proprietary and confidential information relating to the Company and its Affiliates and their respective clients, including but not limited to, marketing data, financial information, client lists (including without limitation, Rolodex type or computer based compilations maintained by the Company or its Affiliates or Executive), and details of programs and methods, pricing policies, strategies, profit margins and software, in each case of the Company, its Affiliates and/or their respective clients. From and after the date of this agreement, you agree to keep secret and retain in strictest confidence all of such trade secret, proprietary and confidential information, and will not disclose, disseminate or use such information for your own advantage or for the advantage of any other person or entity. In the event disclosure of any such trade secret, proprietary and confidential information is required or purportedly required by law, you will provide the Company with prompt notice of any such requirement so that the Company may seek an appropriate protective order.

(d)                                 You acknowledge that in the event you violates any provisions of this Section 8, in addition to its other rights and remedies, the Company shall be entitled to injunctive relief without the necessity of proving actual damages. You further acknowledge that if any provision of this Section 8 is held to be unenforceable, the court making such holding shall have the power to modify such provision and in its modified form such provision shall be enforced.

(e)                                  You acknowledge and agree that the provisions of this Section 8 are in addition to, and not in lieu of, any non-solicitation, confidentiality, non-competition, nonraid and/or similar obligations which you have with respect to the Company and/or its Affiliates, whether by agreement, fiduciary obligation or otherwise, and you acknowledge and affirm that you will strictly abide by the provisions of all such obligations, including but not limited to those set forth in any of the stock option agreements between you and the Company.

9.                                       You will be responsible for paying approximately the same taxes you would have paid for the Base Salary and Performance Based Bonuses contemplated by Sections 2(a) and 2(b) above and with respect to shares issued under the Stock Bonus Agreement (the “Specified Compensation”) had your responsibilities been limited to the United States. Tax equalization is provided to (i) ensure that you incur no additional tax liability or benefit with respect to the Specified Compensation paid by the Company under this agreement or the Stock Bonus Agreement as a result of having an assignment with responsibilities outside the United States and (ii) provide assistance to ensure compliance with United States tax laws as well as the tax laws of other countries. Once your actual tax returns are completed, a tax equalization calculation will be prepared by the Company’s outside tax consultants who will calculate the differential between your actual worldwide income tax liability and your United States federal and Massachusetts state hypothetical tax liability (i.e. the amount of tax you would have paid on your Specified Compensation had you remained in Massachusetts, United States of America, with responsibilities limited to the United States, is sometimes referred to herein as the “stay-at-home-tax”). In the event the hypothetical “stay-at-home-tax” on the same income is less than your actual tax liability, the Company will reimburse you for this additional tax cost and for any additional income taxes resulting from that reimbursement. In the event the hypothetical “stay-at-home-tax” on the same income exceeds your actual tax liability, you agree to promptly pay the Company the difference.

For the avoidance of doubt, it is understood that only Base Salary and Performance Based Bonuses contemplated by Sections 2(a) and 2(d) of this agreement and shares issued under the Stock Bonus Agreement will be included in the tax equalization determination.

The timely gathering and submission of information for filing of tax returns and the payment of income taxes remains your responsibility. To facilitate in the preparation of your United States and other applicable tax returns and the foregoing, the Company will pay customary and reasonable costs of the Company’s designated outside tax consultants for pre-assignment tax counseling, as well as for the preparation of your tax returns for each year you are on the assignment contemplated by the first sentence of Section 1 of this agreement. It is important that you promptly contact our designated tax consultants to discuss any relevant tax implications of such assignment.

You may be liable for taxes of non-United States jurisdictions while you are on such assignment. It is your responsibility to comply with all applicable tax requirements and to pay any tax liabilities incurred. Any tax penalties or interest resulting from improper reporting or delays attributable to your actions will be your responsibility.

The tax equalization payments, if any, to be provided by the Company are based on your remaining in the assignment for the approximately 3 year period specified above. If you terminate the assignment early, causing a greater tax obligation, you will be reimbursed only at the rate that would have been payable to you had you remained the full assignment duration.

10.                                 All notices, demands or other communications to be given or delivered under or by reason of this agreement shall be in writing and shall be deemed to have been properly served if delivered personally, by courier, or by certified or registered mail, return receipt requested and first class postage prepaid, in case of notice to the Company, to the attention of the COO at the address set forth on the first page of this agreement (with a copy to Myron Olesnyckyj, Monster Worldwide, Inc., 622 Third Avenue, 39th Floor, New York, NY 10017) and in the case of notices to you to your office or residence address or such other addresses as the recipient party has specified by prior written notice to the sending party.  All such notices and communications shall be deemed received upon the actual delivery thereof in accordance with the foregoing.

11.                                 You may not assign or delegate this agreement or any of your rights or obligations hereunder without the prior written consent of the Company.  All references in this agreement to practices or policies of the Company are references to such practices or policies as may be in effect from time to time. Any amount payable to you under this agreement is stated in gross amount and shall be subject to all applicable withholding taxes, other normal payroll deductions and other amounts required by law or authorized by you to be withheld, provided that this sentence is not intended to limit the Company’s obligations under Section 9 above.

12.                                 This agreement (i) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any previous arrangements relating thereto, as well as any previous arrangements relating to employment between you and any of the Company’s Affiliates, including but not limited to the agreement between the Company and you dated as of February 15, 2002 (it being understood, however, that the provisions of Sections 5, 7, 10 and 12 of that agreement remain in full force and effect), (ii) may be signed in counterparts, (iii) shall be governed by the laws of the state of New York (other than the conflicts of laws provisions thereof) and (iv) may not be amended, terminated, extended or waived orally.  Please understand that while it is our hope that our relationship will be a long one, your employment will be on at “at will” basis. Nothing in this letter, including but not limited to the provisions of Section 4 above, should be construed as creating any other type of employment relationship.

Please sign the additional originally executed copy of this letter in the space provided for your signature below to indicate your acceptance and agreement with the terms of this letter agreement and return one fully executed original to me.

Very truly yours,

MONSTER WORLDWIDE, INC.

		By:	/s/ Myron Olesnyckyj
		Name:	Myron Olesnyckyj
		Title:	Senior Vice President

Accepted and agreed:

/s/ Steven Pogorzelski
Steven Pogorzelski

Date:	9/9/05